UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 17, 2007

ALDILA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21872	13-3645590
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14145 Danielson St. Ste. B, Poway, California		92064
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(858) 513-1801

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

and

Item 4.02  Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.

(a)  Aldila, Inc. (the “Company”) will  revise  its previously filed financial statements for the periods ended March 31, 2005 through and including September 30, 2007.  The financial statements previously filed for these periods should not be relied upon.  The Company will also delay filing its annual report for the year ended December 31, 2007.  The Company does not anticipate any material changes to the results previously announced for the year ended December 31, 2007.  The revised filings are anticipated to be filed no later then March 31 2008.

The revisions relate to the reclassification of certain Auction Rate Securities (“ARS”) previously held by the Company but disposed of before August 31, 2007.  The revisions will have no effect on the Company’s Consolidated Statements of Operations for any of the periods presented, and will not change the previously announced total current assets, total assets, net income, or earnings per share for any period.

The ARS in question were generally liquidated in either 7 or 28 days. Management is reclassifying them as “available-for-sale securities” under Statements of Financial Accounting Standard (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”  Prior to September 30, 2007, the ARS were classified as Cash Equivalents.  As of and since August 23, 2007, the Company did not hold any ARS and does not intend to invest in them in the future.

The changes to be made to the financial statements for the periods ended March 31, 2005 through and including June 30, 2007 will reflect the reclassification of carrying amounts of investments in ARS previously reported as part of “cash and cash equivalents” to “marketable securities” on the Consolidated Balance Sheets.  The changes on the Consolidated Statements of Cash Flows will report the related cash flows from the purchases and sales of the ARS in “Cash Flows from Investment Activities” as well as the increase or decrease in the carrying amount of cash and cash equivalents for the applicable periods.  The Consolidated Statements of Operations for these periods will not change.

The Consolidated Balance Sheet as of December 31, 2006 included in the previously filed Form 10-Q for the period ended September 30, 2007 already reflects the carrying amounts of ARS as “marketable securities.” The Company owned no ARS as of September 30, 2007. The Consolidated Statements of Cash Flows for the period ended September 30, 2007 is being revised to reclassify cash flows from purchases and sales of the ARS as “available—for-sale securities” under SFAS No. 115 and moving such activity from the category “Cash Flows from Operating Activities” to the “Cash Flows from Investment Activities.”

During the third quarter of 2007 the Company became aware that its holdings of “cash and cash equivalents” included the ARS and immediately ceased further purchases of ARS.  On the financial statements for the nine month period ended September 30, 2007 management showed “cash and cash equivalents” and separately showed the ARS it previously owned as “marketable securities.”  Management classified these ARS as “trading securities,” primarily as a result of the short time period the ARS were held and the number of trades involved in rolling over the positions every 7 or 28 days.  After further review of SFAS No. 115 and SEC staff interpretations, and discussions between management and the Company’s prior and current independent registered public accountants as part of the year end procedures for the period ended December 31, 2007, management now believes these investments should be classified as “available-for-sale securities” under SFAS No. 115, and accordingly the cash flows should be reported under the category “Cash Flows from Investing Activities.”  The Company was not in the business of trading marketable securities to generate short term profits and there was no underlying change in the price of these marketable securities between auction dates while the Company held them.

The Company is therefore revising it’s Consolidated Financial Statements for all periods which reflect ownership of ARS, namely the periods ended March 31, 2005 through and including June 30, 2007, and the Consolidated Statements of Cash Flows for the nine months ended September 30, 2007.  This reclassification will also be reflected in the Company’s Annual Report for the year ended December 31, 2007 on SEC Form 10-K.

On March 17, 2008, the Audit Committee of the Board of Directors of the Company, following discussions between the Company’s management and its prior and current firm of independent registered public accountants, determined to make these changes and that the Consolidated Financial Statements previously filed for the periods ended March 31, 2005 through and including September 30, 2007 should no longer be relied upon.

The changes will appear in Item 15 on the amended Forms 10-K and Item 6 on the amended Forms 10-Q (Exhibits – Financial Statements).  The Company will also amend other items on such periodic reports as appropriate to reflect the forgoing changes.  No modifications will be made to reflect subsequent events occurring after the date of filing the original Forms 10-K or 10-Q.

Attached as Exhibits 99.1 and 99.2 are schedules which set forth the effect of the revision of certain line items on the Consolidated Balance Sheets as of December 31, 2006 and 2005, and all quarters ended from March 31, 2005 through June 30, 2007 and on the Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005, and all quarters ended March 31, 2005 through September 30, 2007.

Item 7.01 Regulation FD Disclosure

On March 17, 2008 the Company issued a press release announcing the revision of its previously filed financial statements discussed above.  A copy of this press release is attached as Exhibit 99.3.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Schedule of Consolidated Balance Sheets

99.2	Schedule of Consolidated Statements of Cash Flows

99.3	Press Release dated March 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2008	Aldila, Inc.

/s/ Robert J. Cierzan
Robert J. Cierzan
Chief Financial Officer, Vice President,
Secretary and Treasurer